EXHIBIT 10.41

January 22, 2016

Gregory Fleming

New York, New York

RE: Change of Employment Status And Release Agreement

Dear Greg:

This letter sets forth our agreement (the “Agreement”) concerning the change of your employment status with Morgan Stanley. For purposes of this Agreement, Morgan Stanley shall include Morgan Stanley and any and all former and existing parents, subsidiaries, predecessors, successors and affiliates, including Morgan Stanley Smith Barney LLC, and its and their respective current and former directors, officers, employees, agents, managers, shareholders, successors, assigns and other representatives (“Morgan Stanley”) and “you” shall include your heirs, executors, administrators, attorneys, representatives, successors and assigns.

We have mutually agreed that your active employment with Morgan Stanley ended on January 6, 2016, and that you will, except as otherwise provided below, remain on the payroll at your current base salary through July 6, 2016 (the “Termination Date”) (the period from January 6, 2016 through the

Termination Date, the “Transition Period”). Through January 6, 2016, you remained a member of the Firm’s Operating Committee and an Executive Officer with all of the obligations and responsibilities associated with those positions. Further, you will also be eligible for continued participation in all welfare and other benefit and retirement plans and programs through the Termination Date or the Accelerated Termination Date (as defined herein), as applicable, with further participation in the medical plan through the last day of the month in which your employment terminates. Your employment will terminate for all purposes on the Termination Date or the Accelerated Termination Date, as applicable.

This Agreement becomes effective and enforceable seven (7) days after you execute and do not revoke it. The signed Agreement must be returned to the undersigned on the next business day immediately following the end of the twenty-one (21) day period provided for in the Agreement.

Payments and Benefits

We have also mutually agreed that in exchange for executing and not revoking this Agreement, Morgan Stanley will provide you with:

(1)	A 2015 Above Base Compensation award (the “Bonus”) in the amount determined by the Compensation, Management Development and Succession Committee of the Board of

Directors of Morgan Stanley (the “CMDS Committee”), which Bonus shall be comprised of a mix of current cash bonus, a deferred cash incentive compensation award and a deferred equity incentive compensation award in the form of restricted stock units as determined by the CMDS Committee and shall be awarded at such times as bonuses are awarded to active employees in 2016.

(2)	“Involuntary termination” treatment for all outstanding equity and deferred incentive compensation held by you as of the Termination Date or Accelerated Termination Date, as applicable, as described in the relevant equity-based and other deferred incentive compensation award certificates and other award documentation (including those granted as part of subsection (1) above), which will result in the vesting of such unvested awards on the Termination Date or the Accelerated Termination Date, as applicable (other than those awards which by their terms vest earlier than such date) and any options will remain outstanding and exercisable until the expiration of the original option term.

(3)	Office space at a location to be mutually agreed upon by you and Morgan Stanley and the use of your current Executive Assistant through the Termination Date. Your access to Morgan Stanley’s electronic systems shall expire on January 31, 2016.

(4)	Continued access to your primary care physician in the Morgan Stanley Executive Healthcare Program through December 31, 2016.

In addition, you understand and agree that if any provision of this Agreement fails to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or any regulations or Treasury guidance promulgated thereunder, or would result in your recognizing income for United States federal income tax purposes with respect to any amount payable under this Agreement before the date of payment, or to incur interest or additional tax pursuant to Section 409A, Morgan Stanley reserves the right to, after conferring with you in good faith to find a reasonable solution, reform such provision; provided that Morgan Stanley shall maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A.

We have also agreed that all terms of your Morgan Stanley equity-based and other deferred incentive compensation awards that have been granted to you during the course of your Morgan Stanley employment, as applicable, as of the Termination Date, will not be deemed to be modified by this Agreement. You understand and agree that you remain subject to all conditions, restrictions and risks inherent in the plans and the awards, including but not limited to, the vesting, conversion and forfeiture/cancellation provisions of the respective awards. For the sake of clarity, Morgan Stanley’s Chief Executive Officer, Chief Legal Officer, and Chief Human Resources Officer are not aware of any acts or omissions that would constitute a cancellation or clawback event as of the execution date of this Agreement. For purposes of such awards and only to the extent applicable to such awards, your employment will be deemed to have been involuntarily terminated. Please consult the relevant award certificates and other award documentation for the controlling terms of such awards. You acknowledge that any vesting or payments in equity or cash described in the respective awards are subject to any applicable tax withholding requirements. You also acknowledge that Morgan Stanley, from time to time in its sole discretion, may modify or change its policies with respect to the sale of Morgan Stanley stock by former and existing employees. You agree to fully abide by any such policies with respect to the sale of Morgan Stanley stock and any window period or other restrictions which may apply, or become applicable to you, during the term of this Agreement and thereafter.

You understand and agree that the foregoing consideration provided to you under the terms of this Agreement is in addition to anything of value to which you are otherwise entitled. You represent, warrant and acknowledge that Morgan Stanley owes you no wages, commissions, bonuses, sick or other medical or disability-related pay, personal or other leave-of-absence pay, severance pay, notice pay, vacation pay, or other compensation or payments or form of remuneration of any kind or nature, other than that specifically provided for in this Agreement.

Morgan Stanley considers you to be one of its “specified employees” for purposes of Section 409A. Therefore, pursuant to Section 409A and the terms and conditions of your Morgan Stanley deferred incentive compensation awards, payment of any cash-based deferred incentive compensation awards and conversion of any stock units that would otherwise occur on account of your “Separation from Service” (as defined in Section 409A, and generally the date on which you cease performing services for Morgan Stanley, i.e. January 6, 2016) during the period commencing on your Separation from Service and ending on the date that is six months thereafter, including, without limitation, payments or stock unit conversions that were delayed due to Section 162(m) of the Internal Revenue Code, will instead be paid or convert, as applicable, on the first business day following the date that is six months after your Separation from Service.

You acknowledge and agree that your receipt of any and all payments and benefits provided in this Agreement is contingent upon (a) your remaining an employee in good standing through the Termination Date or Accelerate Termination Date, as the case may be, and adhering to the terms of this Agreement, and all Morgan Stanley policies applicable to you and (b) your execution and non-revocation and receipt by Morgan Stanley of this effective and enforceable Agreement. You further agree that you will not hold yourself out to be an officer, director, manager or agent of Morgan Stanley or otherwise attempt to bind or contract on behalf of Morgan Stanley without prior written authorization of Morgan Stanley during the Transition Period.

For the sake of clarity, you remain an employee of Morgan Stanley through the Termination Date or the Accelerated Termination Date, as applicable. You agree that you will not provide services of any kind on an employee or consultant basis whether or not for remuneration on behalf of any competitor entity previously identified and specifically agreed to by and between you and Morgan Stanley (a “Competitor”) through the Termination

Date unless expressly authorized to do so by Morgan Stanley. In the event you obtain or secure new employment, provide service to or otherwise seek to become associated with in any capacity any entity other than a Competitor during the Transition Period, Morgan Stanley will and hereby does agree to waive the balance of the Transition Period and accelerate your termination date (“Accelerated Termination Date”) to permit your immediate engagement with such entity. You understand and agree that all salary for which you are otherwise eligible for under the Agreement and by virtue of your employment with Morgan Stanley will end on the Accelerated Termination Date. Morgan Stanley agrees that if you obtain or secure new employment, provide service to or otherwise seek to become associated with in any capacity any entity other than a Competitor during the Transition Period, Morgan Stanley will not deem this activity to be a violation of this Agreement nor shall it affect involuntary termination treatment of any equity or deferred incentive compensation award, or any notice period requirement and the Accelerated Termination Date shall be treated as your Termination Date for purposes hereof.

In addition, in exchange for the payments and other benefits provided to you hereunder by the Firm, we agree that, through and including January 6, 2017, you will not directly or indirectly in any capacity (including through any person, corporation, partnership or business entity of any kind), hire or solicit, recruit, induce, entice, influence, or encourage any Morgan Stanley employee to leave Morgan Stanley for or to otherwise become hired or engaged by any entity. The restrictions in this paragraph shall apply only to employees with whom you worked or had professional or business contact, or who worked in or with your business unit, during the 180 day period preceding January 6, 2016 (“Wrongful Solicitation”). Notwithstanding the restrictions in this paragraph, we agree that you may solicit and retain your current Executive Assistant and any such solicitation or hire will not be deemed a violation of this section. Further, it is understood that your signature on an offer letter, without more, shall not constitute a violation hereto.

You also understand and agree that all outstanding claims for expenses incurred properly in the performance of your duties must be submitted as soon as possible but in no event later than six (6) weeks after the Termination Date or the Accelerated Termination Date, as applicable. All expenses eligible for reimbursement under this Agreement and all in-kind benefits shall be paid or provided to you promptly in accordance with Morgan Stanley’s customary practices applicable to the reimbursement of expenses of such type and the provision of such benefits, but in no event later than December 31 of the calendar year following the calendar year in which such expenses were incurred or such in-kind benefits were to be provided. The expenses incurred by you in any calendar year that are eligible for reimbursement under this Agreement and the in-kind benefits provided to you in any other calendar year shall not affect the expenses incurred by you in any other calendar year that are eligible for reimbursement hereunder or the in-kind benefits to be provided to you in any other calendar year. Your right to receive any reimbursement or in-kind benefits hereunder shall not be subject to liquidation or exchange for any other benefit.

General information about continuing benefit coverage will be sent to your home address by the Benefit Center two to three weeks following the Termination Date or the Accelerated Termination Date, as applicable. Specific information regarding continuation of your medical benefits will be sent to your home address by Hewitt Associates two to three weeks following termination of coverage. You have sixty (60) days from the date of receipt to elect COBRA coverage. Inquiries about your benefits should be directed to the Benefit Center at [redacted].

Release of Claims

In exchange for providing you with these enhanced payments and benefits, you agree to waive all claims against Morgan Stanley, and to release and forever discharge Morgan Stanley, to the fullest extent permitted by law, from any and all liability for any claims, rights or damages of any kind, whether known or unknown to you, that you may have against Morgan Stanley as of the date of your execution of this Agreement including, but not limited to, any claim against Morgan Stanley arising under any federal, state or local law or ordinance, any tort, any employment contract, express or implied, any public policy waivable by law, or arising under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, as amended, the Equal Pay Act, as amended, the Uniform Services Employment and Re-employment Rights Act (“USERRA”), as amended, the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, the Americans with Disabilities Act (“ADA”), as amended, the Family And Medical Leave Act (“FMLA”), as amended, the Employee Retirement Income Security Act (“ERISA”), as amended, the Civil Rights Act of 1991, as amended, the Rehabilitation Act of 1973, as amended, the Older Workers Benefit Protection Act (“OWBPA”), as amended, the Worker Adjustment and Retraining Notification Act (“WARN”), as amended, the Occupational Safety and Health Act of 1970 (“OSHA”), as amended, the New York State Human Rights Law, as amended, New York City Human Rights Law, as amended, New York Labor Act, as amended, New York Equal Pay Law, as amended, New York

Civil Rights Law, as amended, New York Rights of Persons With Disabilities Law, as amended, New York Equal Rights Law, as amended, New York Worker Adjustment and Retraining Notification Act, as amended, and any other discrimination or fair housing law, if applicable, and all claims for invasion of privacy, defamation, intentional infliction of emotional distress, injury to reputation, pain and suffering, constructive and wrongful discharge, retaliation, wages, monetary or equitable relief, vacation pay, award(s), grant(s), or awards under any unvested and/or cancelled equity and/or incentive compensation plan or program, and separation and/or severance pay under any separation or severance pay plan maintained by Morgan Stanley, any other employee fringe benefits plans, medical plans, or attorneys’ fees or any demand to seek discovery of any of the claims, rights or damages previously enumerated herein (collectively, the “Release of Claims”). This Agreement is not intended to, and does not, release rights or claims that may arise after the date of your execution hereof including without limitation any rights or claims that you may have to secure enforcement of the terms and conditions of this Agreement, nor any claims that cannot be released hereunder by law. If any claim, charge, complaint or action against Morgan Stanley covered by the Release of Claims is brought by you, for your benefit or on your behalf, you expressly waive any claim to any form of monetary or other damages to the fullest extent permitted by law, including attorneys’ fees and costs, or any other form of personal recovery or relief from Morgan Stanley based upon any such claim, charge, complaint or action. To the extent you receive any personal or monetary relief from Morgan Stanley based upon any such claim, charge, complaint or action, Morgan Stanley will be entitled to an offset for the payments made pursuant to this Agreement. You further agree to dismiss with prejudice any pending civil lawsuit or arbitration covered by the Release of Claims.

This Agreement, however, does not waive any rights of indemnification you may have been granted under the Certificates of Incorporation or Formation, Bylaws or other applicable documents of Morgan Stanley relating to your actions on behalf of Morgan Stanley in the scope of and during the course of your employment by Morgan Stanley, or any rights to coverage, advancement of expenses, and/or legal fees under any governing D&O insurance policy maintained by Morgan Stanley. Nor does anything in this Agreement impair your rights in any of your Morgan Stanley Wealth Management brokerage or customer accounts or to vested retirement, pension or 401(k) benefits, if any, due you by virtue of your employment by Morgan Stanley, or as a shareholder of Morgan Stanley. You have also not released your right to seek contribution in the event of any judgment against you and Morgan Stanley finding joint liability. Nor shall any elections, notices or benefits for which you are eligible as a separated employee of Morgan Stanley be impaired by this Agreement.

Confidentiality, Firm Property, Non-Disclosure and Non-Disparagement

You also agree that in the course of your employment with Morgan Stanley you have or may have acquired non-public privileged or confidential information and trade secrets concerning Morgan Stanley’s business, operations, legal matters and resolution or settlement thereof, internal investigations, customer and employee information and lists, hiring, staffing and compensation practices, studies and analyses, plans, funding, financing and methods of doing business whether in hard copy, electronic or other format (“Confidential and Proprietary Information”), and you further agree that it would be damaging to Morgan Stanley if such Confidential and Proprietary Information were disclosed to any competitor of Morgan Stanley or any third party or person. You understand and agree that all Confidential and Proprietary Information has been divulged to you in confidence and, except as permitted under the “Exceptions” provisions in this Agreement, and to the fullest extent permitted by law, you agree: (1) to not disclose or cause or permit to be disclosed directly or indirectly any Confidential and Proprietary Information to any third party or person; (2) to keep all

Confidential and Proprietary Information secret and confidential without limitation in time; and, (3) to not remove Confidential and Proprietary Information from any Morgan Stanley facility in either original, electronic or copied form; provided however, that Confidential and Proprietary Information does not include any information which is released or generally known to the public other than through your breach of this Agreement, and shall not include your own personnel or compensation records. Your use of Confidential and Proprietary Information will stop immediately upon the cessation of your working at any Morgan Stanley facility for any reason. Upon execution of this Agreement, you will immediately deliver to Morgan Stanley any Confidential and Proprietary Information in your possession or control, if any. You will not at any time assert any claim of ownership or other property interest in any such Confidential and Proprietary Information. Except as permitted under the “Exceptions” provisions in this Agreement, and to the fullest extent permitted by law, you will not disclose directly or indirectly to any person or entity the contents, in whole or in part, of such Confidential and Proprietary Information.

Prior to the Termination Date or the Accelerated Termination Date, you further agree to return to Morgan Stanley any Morgan Stanley equipment and property including, but not limited to, identification materials, computers, laptops, printers, facsimile machines, corporate credit cards, and wireless devices (e.g., mobile phones, SecurIDs, BlackBerry and similar devices), that you possess or control. You will, however, be provided with a copy of your personal Outlook contact files and calendar as soon as practicable following the Effective Date and you may retain such copy without violation hereto. You shall further be permitted, without violation hereto, to retain (i) any employment and compensation related documentation; (ii) documents held on account of being a shareholder of Morgan Stanley; or (iii) any personal effects and personal files of any kind kept in your office.

During the course of your employment with Morgan Stanley, you may have been instructed by the Legal and Compliance Division (“LCD”) to preserve information, documents or other materials, whether in physical or electronic form, in connection with litigation, investigations, or proceedings. You acknowledge that you have taken all necessary steps to comply with any notices you received from LCD to preserve such information, documents or materials. Furthermore, you acknowledge that you have notified your supervisor or a member of LCD of the location of all such information, documents or materials currently in your possession.

Unless permitted under the “Exceptions” provisions in this Agreement, or until publicly disclosed by Morgan Stanley, at which point the obligations contained herein shall cease, you also agree that you will not disclose, or cause, or permit to be disclosed in any way the terms of this Agreement or the facts and circumstances surrounding its execution, or the facts and circumstances relating to any dispute or disagreement you may have, or may believe you have, with Morgan Stanley with respect to your employment, workplace or work environment at and termination from Morgan Stanley, without limitation in time, except that you may disclose such information to your legal representatives, to your immediate family, or for the purpose of enforcing this Agreement, should that ever be necessary, and further you may disclose the financial aspects of this Agreement to your financial representatives or accountants or for the purpose of qualifying for a loan provided that all such private parties to whom disclosure is permitted under this paragraph are informed of the confidentiality provisions of this Agreement and agree to be bound thereby. You may also disclose the restrictive covenants to any prospective future employer, business partner or partners, or search personnel without violation hereto. Further, this provision is expressly not intended in any way to limit you from disclosing the financial structure and tax aspects of this Agreement to the Internal Revenue Service.

Except as permitted under the “Exceptions” provisions in this Agreement, and to the fullest extent permitted by law, you agree to give prompt notice to Morgan Stanley in writing, addressed to Employment Law, Morgan Stanley, Legal and Compliance Division, 1221 Avenue of the Americas, 35th Floor, New York, NY 10020, by telephone [redacted] and by facsimile [redacted], of any subpoena or judicial, administrative or regulatory inquiry or proceeding, or lawsuit in which you are required or requested to disclose information relating to Morgan Stanley prior to such disclosure unless any such prior notice requirement is prohibited by law. To the extent reasonably practicable, such written notice must be given to Employment Law within three (3) business days of your receipt of any such request or order so that Morgan Stanley may take whatever action it may deem necessary or appropriate to prevent such assistance or testimony. You also agree that, to the extent reasonably practicable, you shall provide to Employment Law by facsimile or overnight delivery to the above address within three (3) business days of your receipt thereof copies of all legal papers and documents served upon you. Additionally, you agree that in the event you are served with such subpoena, court order, directive or other process, you will make all reasonable effort to meet with Employment Law or its designee in advance of giving such testimony or information in the event you are served with any such subpoena, court order, directive or other process unless any such prior meeting requirement is prohibited by law.

You agree to cooperate with and assist Morgan Stanley in connection with any investigation, regulatory matter, lawsuit or arbitration in which Morgan Stanley is a subject, target or party and as to which you may have pertinent information. You agree to make yourself reasonably available for preparation for hearings, proceedings or litigation and for attendance at any pre-trial discovery and trial sessions. Morgan Stanley agrees to make every reasonable effort to provide you with reasonable notice in the event your participation is required.

To the extent that you incur any out-of-pocket costs as a result of your fulfillment of your obligations under either of the two preceding paragraphs, Morgan Stanley agrees to reimburse reasonable out-of-pocket costs incurred by you as the direct result of your participation, provided that such out-of-pocket costs are supported by appropriate documentation and have prior authorization of Morgan Stanley. Such costs may include, without limitation, demonstrably lost wages, travel expenses and legal fees to the extent that separate legal representation is reasonably warranted. You further agree to perform all acts and execute any and all documents that may be necessary to carry out the provisions of this paragraph.

Except as permitted under the “Exceptions” provisions in this Agreement, and to the fullest extent permitted by law, you also agree that you will not defame or disparage Morgan Stanley or its business or its strategic plans, products, practices, policies, personnel or any other internal Morgan Stanley matter or otherwise speak of any of the foregoing in a disparaging manner in any medium or to any person or entity without limitation in time. Nothing in this paragraph is intended to: (i) limit in any way your ability to compete fairly with Morgan Stanley in the future or speak honestly about your career with Morgan Stanley, provided you do so in a manner consistent with the obligations stated herein; (ii) prevent you from conferring in confidence with your legal representatives or testifying truthfully or making truthful statements or submissions in litigation or other legal, administrative or regulatory proceedings or internal investigations; or (iii) correcting any incorrect or disparaging statements concerning your employment with or separation from Morgan Stanley issued by Morgan Stanley’s Board of Directors or Operating Committee members in their official capacity as such.

Morgan Stanley agrees to inform the members of its Operating Committee as of the Effective Date of this Agreement and for so long as he/she remains an employee of Morgan Stanley, not to defame or disparage you or otherwise speak of you in a disparaging manner in any medium or to any person or entity. Notwithstanding this provision, Morgan Stanley may confer in confidence with its human resources, legal and financial representatives.

Provided that you direct all prospective employment inquiries to http://www.theworknumber.com and provide the following information: Morgan Stanley Employer Code [redacted] and your social security number, Morgan Stanley will only provide dates of employment and positions held.

You also agree that, unless you have prior written authorization from Morgan Stanley, you will not disclose, participate in the disclosure or allow disclosure of any new information about Morgan Stanley or its present or former clients, executives or other employees, or Board members, or legal matters involving Morgan Stanley and resolution or settlement thereof, or any aspects of your employment with Morgan Stanley or of the termination of such employment, to any reporter, author, producer or similar person or entity, including, without limitation, books, articles or writings of any other kind, as well as film, videotape, television or other broadcasts, audio tape, electronic/Internet or blog format or any other medium. You further agree that you will not use or take any action likely to result in the use of any of Morgan Stanley’s names or any abbreviation thereof in connection with any publication to the general public in any medium in a manner that suggests, directly or indirectly, endorsement by or a business connection to Morgan Stanley or appears to leverage the Morgan Stanley brand.

Nothing in this Agreement shall preclude you from disclosing the fact of your employment with Morgan Stanley, positions held and job duties or other information that would typically appear on a resume or curriculum vitae.

Exceptions

Nothing in this Agreement shall prohibit or restrict you from lawfully (A) initiating communications directly with, cooperating with, providing relevant information to or otherwise assisting in an investigation by the Securities and Exchange Commission (“SEC”), FINRA, the EEOC, or any other governmental or regulatory body or official(s) or self-regulatory organization (“SRO”) regarding a possible violation of any applicable law, rule or regulation; (B) responding to any inquiry from any such governmental or regulatory body or official or SRO or governmental authority, including an inquiry about this Agreement or its underlying facts or circumstances; or (C) testifying, participating or otherwise assisting in any action or proceeding relating to a possible violation of a law, rule or regulation. Further, nothing in this Agreement requires you to notify

Morgan Stanley of any such communications, cooperation, assistance, responses to inquiries, testimony or participation as described in the preceding sentence. In addition, nothing in this Agreement precludes you from benefiting from classwide injunctive relief awarded in any fair employment practices case brought by any governmental agency, provided such relief does not result in your receipt of any monetary benefit or equivalent thereof from Morgan Stanley. You acknowledge and agree, however, that you are waiving any right to recover any monetary damages or any other form of personal relief from Morgan Stanley based upon any such action, investigation or proceeding.

Further Promises

You agree to comply with the non-solicitation and all other applicable provisions in the Notice and Non-Solicitation Agreement dated as of February 3, 2010 (the “Notice and Non-Solicitation Agreement”). Nothing in this Agreement supersedes or in any way modifies your obligations under or any of the terms of the Notice and Non-Solicitation Agreement.

In the event you breach or threaten to breach any of the provisions contained in any confidentiality, non-disclosure, non-disparagement or non-solicitation provisions in this Agreement, you acknowledge that such breach or threatened breach shall cause irreparable harm to Morgan Stanley, entitling Morgan Stanley, at its option, to seek immediate injunctive relief from a court of competent jurisdiction, without waiver of any other rights or remedies from a court of law or equity.

You acknowledge that this Agreement has been executed voluntarily by you. You are urged to and acknowledge that you have had the opportunity to obtain the advice of any attorney or other representative of your choice, unrelated to Morgan Stanley, prior to executing this Agreement. Further, you acknowledge that you have a full understanding of the terms of this Agreement which may not be changed or altered except by a writing signed by both Morgan Stanley and you.

You agree and acknowledge that: (i) you have been given the Twenty-One Day Period to consider executing this Agreement and seven (7) days from the date of your execution of this Agreement within which to revoke it (the seven (7) day period defined as the “Agreement Revocation Period”) and (ii) you had sufficient time in which to consider and understand the Agreement, and to consult with your attorney or other representative of your choice prior to executing the Agreement. If you execute the Agreement prior to the end of the Twenty-One Day Period that Morgan Stanley has provided for you, you agree and acknowledge that: (i) your execution was a knowing and voluntary waiver of your right to consider this Agreement for the full Twenty-One days;

(ii) you had seven (7) days from the date of your execution of this Agreement within which to revoke it (the seven (7) day period defined as the “Agreement Revocation Period”); and, (iii) you had sufficient time in which to consider and understand the Agreement, and to review it with your attorney or other representative of your choice. Your executed Agreement must be returned to Morgan Stanley HR Operations, 1585 Broadway, 18th Floor, New York, NY 10036. Any revocation of this Agreement must be in writing and returned to the same address, via certified U.S. Mail, return receipt requested. In the event that you revoke this Agreement, you acknowledge that you will not be entitled to receive, and agree not to accept, any payments or benefits under this Agreement. You agree that your acceptance of any such payments or benefits will constitute an acknowledgment that you did not revoke the Agreement. This Agreement will not become effective and enforceable until the Agreement Revocation Period has expired.

BY SIGNING THIS AGREEMENT AND RELEASE OF CLAIMS YOU ACKNOWLEDGE THAT YOU ARE KNOWINGLY AND VOLUNTARILY WAIVING AND RELEASING ANY AND ALL RIGHTS YOU MAY HAVE AGAINST MORGAN STANLEY UP TO THE DATE OF YOUR EXECUTION OF THIS AGREEMENT UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE OLDER WORKERS BENEFIT PROTECTION ACT AND ALL OTHER APPLICABLE DISCRIMINATION LAWS, STATUTES, ORDINANCES OR REGULATIONS.

The Agreement is the entire agreement between you and Morgan Stanley and supersedes any and all oral and written agreements between Morgan Stanley and you on the topics covered herein, except any Arbitration Agreement, Notice and Non-Solicitation Agreement, and any award certificates and any other award documentation governing any outstanding incentive compensation. No one shall be bound by anything not expressed herein. This Agreement is intended solely for the purpose stated herein and does not constitute and should not be construed to be an admission of liability by Morgan Stanley or you. This Agreement shall be binding on both Morgan Stanley and you. This Agreement may be executed in counterparts, PDF or facsimile copies and all shall be effective and binding as an original.

This Agreement shall be interpreted for all purposes consistent with the laws of the State of New York, without regard to its choice of law rules. If any clause or portion of any clause of this Agreement should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of the remainder of such clause or of any other clause or the remainder of this Agreement.

This Agreement may be amended, modified or changed only by a written instrument executed by you and Morgan Stanley. Any waiver to be effective must be in writing and signed by the party against whom it is being enforced.

All notices and other communications hereunder shall be in writing and shall be delivered by hand, by PDF or facsimile to the other party or mailed by overnight mail or registered or certified mail to the other party, return receipt requested, postage prepaid; shall be deemed delivered upon actual receipt or in the case of registered or certified mail, upon the earlier of the actual receipt or two business days following the date postmarked; and shall be addressed as follows:

If to you:	Gregory Fleming
New York, New York

With a copy (which shall not constitute notice) to:

Steven G. Eckhaus, Esq.
Cadwalader, Wickersham & Taft LLP
1 World Financial Center
New York, New York 10281

If to Morgan Stanley:	Alexa B. Pappas
Legal & Compliance Division
1221 Avenue of the Americas, 35th Floor
New York, New York 10020

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

Very truly yours,

/s/ Jeffrey Brodsky
Jeffrey Brodsky
Managing Director

AGREED AND ACCEPTED:

/s/ Gregory Fleming
Gregory Fleming

DATE:	January 22, 2016

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